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FOR IMMEDIATE RELEASE              CONTACT:  KENT A. MCKEE
DATE:  November 11, 1994                (316) 636-6300





                           MUELLER INDUSTRIES, INC.
                        ADOPTS SHAREHOLDER RIGHTS PLAN
                            AND AMENDS ITS BYLAWS


          Wichita, Kansas -- Mueller Industries, Inc. (NYSE:MLI) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's common stock held as of the close of business on November 21, 1994. The Rights will expire on November 10, 2004.

          The Rights are intended to enable all of the Company's shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

          The Company also announced that its Board of Directors had adopted amendments to the Company's Bylaws implementing notice procedures for stockholder proposals and for nominations for the election of directors to be considered at annual or special meetings.

          In a letter being sent to shareholders, Harvey L. Karp, Chairman of the Board of Mueller Industries, Inc., said the Rights Plan is intended to protect the interests of the Company's shareholders in the event the Company is confronted with coercive or unfair takeover tactics. He noted that such tactics include "offers that do not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other coercive or unfair takeover tactics that could impair the Board's ability to represent shareholders' interests fully."

          Mr. Karp stressed, however, that the Rights Plan "is not intended to prevent an acquisition of the Company on terms that your Board considers favorable and fair to, and in the best interests of, all shareholders, and will not do so. The Rights Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors which are calculated to deprive the Company's Board of Directors and its shareholders of their ability to determine the destiny of the Company."

















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          Each Right will  entitle shareholders, in certain  circumstances, to
buy  one  one-thousandth   of  a  newly  issued  share   of  Series  A  Junior
Participating Preferred Stock of the Company at an exercise price of $160. The Rights will be exercisable and transferable apart from the Common Stock only if a person or group acquires beneficial ownership of 15% or more of the Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Common Stock.

          If any person becomes the beneficial owner of 15% or more of the Company's common stock other than pursuant to an offer for all shares which is fair to and otherwise in the best interests of the Company and its shareholders, then each Right not owned by a 15% or more shareholder or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become a 15%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a value of twice the Right's exercise price.

          The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person or group has become the beneficial owner of 15% or more of the Company's common stock.

          Details of the Shareholder Rights Plan are outlined in a summary of the Rights Plan which will be mailed to shareholders.

          Mueller Industries, Inc. is a leading and diversified fabricator whose products include copper tube and fittings; brass and copper alloy rods, bars and shapes; brass and bronze forgings; aluminum and copper impact extrusions; plastic fittings and valves; and refrigeration valves, driers and flare fittings. The Company also owns a short line railroad in Utah and natural resource properties in the Western United States, Alaska and Canada.

























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